Exhibit (a)(5)(C)

Safe Bulkers, Inc. Waives Condition to its Exchange Offer for Series B Preferred Shares

Monaco – March 30, 2017 — Safe Bulkers, Inc. (“Safe Bulkers”, the “Company”, or “we”) (NYSE: SB) today announced that it has waived a condition to its previously announced exchange offer (the “Exchange Offer”) for any and all of its outstanding Series B Cumulative Redeemable Perpetual Preferred Shares, par value $0.01 per share, liquidation preference $25.00 per share (the “Series B Preferred Shares”). The Company has waived the condition that would have permitted the Company to terminate the Exchange Offer, and not accept for exchange any Series B Preferred Shares, if the market price for the shares of Common Stock of the Company on the NYSE as of the close of trading on the expiration date shall have increased by more than 25%, as measured from the close of trading on the trading day immediately prior to the commencement date of the Exchange Offer.

This press release is not an offer to exchange, or a solicitation of an offer to exchange, any Series B Preferred Shares. The Exchange Offer is being made only on the terms and subject to the conditions described in the Offer to Exchange, dated March 9, 2017, as amended and supplemented by Amendment No. 1 to the Company’s Schedule TO filed with the Securities and Exchange Commission (the “SEC”) on March 17, 2017 and Amendment No. 2 to the Company’s Schedule TO filed with the SEC on March 22, 2017 and the related letter of transmittal. Holders are advised to read such documents because they contain important information about the Exchange Offer. Copies of such documents are filed with the SEC and are available free of charge at the SEC’s web site at www.sec.gov.

Holders of Series B Preferred Shares may address questions about the Exchange Offer or make requests for copies of the Offer to Exchange and related documents free of charge to D.F. King, the information agent for the Exchange Offer, by calling (800) 370-1749.

About Safe Bulkers, Inc.

The Company is an international provider of marine drybulk transportation services, transporting bulk cargoes, particularly coal, grain and iron ore, along worldwide shipping routes for some of the world’s largest users of marine drybulk transportation services. The Company’s Common Stock, Series B Preferred Shares, Series C Preferred Shares and Series D Preferred Shares are listed on the NYSE, where they trade under the symbols “SB”, “SB.PR.B”, “SB.PR.C” and “SB.PR.D”, respectively.

Forward-Looking Statements

This press release contains forward-looking statements (as defined in Section 27A of the Securities Act of 1933, as amended, and in Section 21E of the Securities Exchange Act of 1934, as amended) concerning future events, the Company’s growth strategy and measures to implement such strategy, including expected vessel acquisitions and entering into further time charters. Words such as “expects,” “intends,” “plans,” “believes,” “anticipates,” “hopes,” “estimates” and variations of such words and similar expressions are intended to identify forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates that are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company. Actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, changes in the demand for drybulk vessels, competitive factors in the market in which the Company operates, risks associated with operations outside the United States and other factors listed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company expressly disclaims any obligations or undertaking to release any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

For further information please contact:

Company Contact:

Dr. Loukas Barmparis

President

Safe Bulkers, Inc.

Athens, Greece

Tel.: +30 2 111 888 400

Fax: +30 2 111 878 500

E-Mail: directors@safebulkers.com

Investor Relations / Media Contact:

Nicolas Bornozis, President

Capital Link, Inc.

230 Park Avenue, Suite 1536

New York, N.Y. 10169

Tel.: (212) 661-7566

Fax: (212) 661-7526

E-Mail: safebulkers@capitallink.com